Exhibit 10.37

IMAX CORPORATION

Summary of Directors’ Compensation as of January 2023

All dollar amounts in this summary are expressed in United States Dollars.

1.
In respect of each year during which an independent Director serves as a Director of IMAX Corporation, such Director shall receive:
a.
$50,000 per year payable quarterly, in arrears;

b.
at the commencement of each year of office or upon joining the Board of Directors (the “Board”), or as soon as practicable thereafter, a grant of Restricted Share Units (“RSUs”) with an aggregate value of $125,000 on the date of grant that will vest on the date of grant; and

c.
reimbursement of any expenses incurred by the Director in connection with participation in Board or Committee meetings.

2.
The Chairman of the Board shall receive (i) $62,500 per year, which are payable quarterly, in arrears, and (ii) a grant of RSUs with an aggregate value of $170,000 on the date of grant that will vest on the date of grant.

3.
Committee Chairs shall receive the following yearly retainers, which are payable quarterly, in arrears:

Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Governance Committee Chair	$10,000

4.
Committee members shall receive the following yearly retainers, which are payable quarterly, in arrears:

Audit Committee	$10,000
Compensation Committee	$7,500
Governance Committee	$5,000

5.
The Lead Independent Director shall receive a yearly retainer of $15,000, which is payable quarterly, in arrears.

6.
The annual compensation for Directors, as set out above, shall remain in effect until it is amended or revoked by further resolution.

January 2023

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105